Exhibit 10.2

SEVERANCE AND CONSULTANT AGREEMENT AND GENERAL RELEASE

This Severance and Consultant Agreement and General Release (hereinafter referred to as the “Agreement”) is entered into by and between Diedrich Coffee, Inc, a Delaware corporation (hereinafter referred to as “DIEDRICH”), and Matthew C. McGuinness (hereinafter referred to as “MCGUINNESS”), an employee of DIEDRICH.

WHEREAS, MCGUINNESS’ employment with DIEDRICH is being terminated, and in order to settle and resolve any and all disputes including, but not limited to, any differences that might arise out of MCGUINNESS’ employment with DIEDRICH and separation therefrom and any claims which may arise out of the Employment Agreement entered into by and between DIEDRICH and MCGUINNESS on or about February 11, 2004. MCGUINNESS and DIEDRICH agree as follows:

1. TERMINATION OF EMPLOYMENT

MCGUINNESS’ employment with DIEDRICH will be terminated effective May 25, 2007.

2. PAYMENT OF MONEYS OWED

MCGUINNESS acknowledges that DIEDRICH has paid all remuneration owed to him as a result of his employment with DIEDRICH, including, but not limited to his salary through May 25, 2007 and all accrued vacation through May 25, 2007.

3. SEVERANCE PAYMENT

Upon the execution of the revocation period set forth in paragraph 20 below, DIEDRICH shall make the following lump sum payments to MCGUINNESS:

a.	DIEDRICH will pay MCGUINNESS a lump sum severance payment of One Hundred Eighty Seven Thousand, Five Hundred Dollars ($187,500.00) which equates to nine (9) months of MCGUINNESS’ annual base pay at the time of termination. All statutorily required deductions will be taken from this amount.

b.	DIEDRICH will pay MCGUINNESS a lump sum payment of Six Thousand Three Hundred Dollars ($6,300.00), which equates to nine (9) months of MCGUINNESS’ annual Automobile Allowance at the time of termination. All statutorily required deductions will be taken from this amount.

4. CONSULTING SERVICES

a.	Term. MCGUINNESS and DIEDRICH agree that beginning on May 25, 2007, MCGUINNESS will be available as a consultant for DIEDRICH for a period of twelve (12) months, through and including May 25, 2008 (the “Consulting Term”), unless the Agreement is earlier terminated by either party in accordance with section 4(b), below.

b.	Termination. This Agreement may be terminated at any time by written mutual agreement between DIEDRICH and MCGUINNESS. In addition, DIEDRICH may terminate this Agreement at any time during the Consulting Term “for cause”. For purposes of this Agreement, the term “for cause” shall mean:

(1)	The willful failure or refusal to carry out the reasonable directions and/or to be available to consult with the President/Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and/or Director of Franchise Administration;

(2)	A willful act by MCGUINNESS that constitutes gross negligence in the performance of his duties under this Agreement and which materially injures DIEDRICH. No act or failure to act by MCGUINNESS shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in DIEDRICH’S best interest;

(3)	A conviction for a violation of a state or criminal law involving the commission of a felony or other crime involving moral turpitude;

(4)	Making any comments relating to DIEDRICH or its employees which are critical, derogatory or which may tend to injure the business of DIEDRICH; or

(5)	Unethical business practices, including fraud or dishonesty, in connection with DIEDRICH’S business.

c.	Services. MCGUINNESS agrees to make himself available to provide consulting services to DIEDRICH during the Consulting Term. Consultant shall perform duties and services and be available to consult as directed by DIEDRICH’S President/Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and/or Director of Franchise Administration.

d.	Hours. MCGUINNESS agrees to devote the number of hours necessary to perform the consulting services in a satisfactory manner and further agrees that he shall devote a minimum of four (4) hours per week in the performance of services under the Consulting Agreement. MCGUINNESS shall be entitled to schedule hours as he sees fit, as long as the hours are compatible with the satisfactory completion of the requested services.

e.	Services for Others. MCGUINNESS is free to perform services for entities other than DIEDRICH, provided that the other entity has no business relationship with DIEDRICH and provided that such other services do not interfere with or conflict with his duties under this Agreement. Services performed for entities which have any business relationship with DIEDRICH require written permission from the Company prior to performance of such services.

f.	Compensation. DIEDRICH shall make the following payment to MCGUINNESS for making himself available and for the provision of any consulting services under this Agreement:

1.	DIEDRICH will pay MCGUINNESS a fee of five thousand, three hundred and eighty-three dollars ($5,383.00) per month for twelve months. This payment will be made on or about the 10th day of the month. This payment shall be subject to 1099 reporting.

2.	For all consulting services performed by MCGUINNESS, DIEDRICH will pay to MCGUINNESS an hourly fee of One Hundred Seventy Five Dollars ($175.00) per hour. This payment shall be subject to 1099 reporting.

3.

The parties agree that should a single transaction or divestiture generating more than Five Million Dollars ($5,000,000.00) of gross proceeds to DIEDRICH occur, and that in DIEDRICH’s sole discretion, MCGUINNESS’ contribution to such a transaction is significantly greater than that represented by hourly fees in connection with the transaction, the parties will negotiate a “success fee” in advance for all such projects on which MCGUINNESS provides consulting services. This “success fee” will be paid upon successful completion of such transaction and any hourly fees paid to Consultant associated with the project will be applied against such “success fee”, with the balance payable to

MCGUINNESS by DIEDRICH upon receipt of the proceeds relating to the transaction. This payment shall be subject to 1099 reporting.

g.	Expenses. DIEDRICH will pay all reasonable travel and other out-of-pocket expenses incurred by MCGUINNESS in conjunction with consulting assignments and this consulting agreement. All expenses with associated receipts are to be submitted to DIEDRICH within 30 days of the expenditure and are subject to review and approval by DIEDRICH’S Chief Financial Officer before payment is made.

h.	Independent Contractor Status. MCGUINNESS shall be responsible for all State and Federal taxes, including but not limited to income taxes, payroll taxes, and taxes on self-employment income, including quarterly estimates. MCGUINNESS hereby agrees to make all appropriate and required filings with any and all taxing authorities to account for and make all payments required by local, state and federal authorities, including income tax, social security, SDI and any other payments on behalf of MCGUINNESS. MCGUINNESS further agrees to indemnify and hold DIEDRICH harmless from and pay DIEDRICH’S cost to defend any and all claims made by the above-mentioned taxing authorities, or any others, resulting from or in any way connected to the payment by DIEDRICH for services by MCGUINNESS in accordance with the terms and conditions of the Agreement. If DIEDRICH determines at any time that it is required to or should withhold taxes of any nature, DIEDRICH reserves the right to unilaterally withhold such taxes as appropriate, and to notify MCGUINNESS of such withholding in writing within ten (10) days of the withholding.

MCGUINNESS shall at all times act as an independent contractor with respect to the services performed hereunder. Neither MCGUINNESS, nor any employee of MCGUINNESS, shall be deemed to be an employee or agent of DIEDRICH, or any of its affiliates, for any purpose. MCGUINNESS shall have full right to determine the method and manner of performing the services to be performed pursuant to this Agreement and MCGUINNESS is totally responsible for his own operations. Neither MCGUINNESS nor MCGUINNESS’ employees or agents shall be on the payroll of DIEDRICH or any of its affiliates or to be treated as employees of DIEDRICH or any or its affiliates for any purpose including without limitation, payments of such benefits as are payable under the California Unemployment Insurance Code and/or the California Workers’ Compensation Act.

i.	Information. All reports and other data prepared, compiled or obtained by MCGUINNESS in connection with the performance of services hereunder shall be made available upon request to DIEDRICH and its affiliates. All such materials may be copied, reproduced or used in any manner that DIEDRICH deems appropriate. Upon receipt of the materials specifically prepared for DIEDRICH by MCGUINNESS, DIEDRICH shall own such materials and, as such, be entitled to use any such materials in any manner that DIEDRICH, in its sole discretion, deems appropriate without restriction and accountability. Materials prepared, compiled or obtained exclusively for DIEDRICH shall immediately become the sole property of DIEDRICH.

j.	Confidentiality. MCGUINNESS acknowledges that, during the Consultant Term, MCGUINNESS may obtain and have access to certain proprietary or confidential information, knowledge, technology, data, methods, files, records, and client lists relating to DIEDRICH’S business (collectively, the “Confidential Information”), which DIEDRICH and MCGUINNESS agree are proprietary or confidential in nature. MCGUINNESS acknowledges that:

(1)	The Confidential Information will be developed and acquired by DIEDRICH at great expense, is of great significance and value to DIEDRICH, and constitutes trade secrets;

(2)	The Confidential Information will be made known to MCGUINNESS in full reliance on this Agreement;

(3)	The Confidential Information is material and critically important to the effective and successful conduct of DIEDRICH’S business operations and activities; and

(4)	Any use of the Confidential Information by MCGUINNESS other than for DIEDRICH’S benefit in connection with the business relationship between MCGUINNESS and DIEDRICH established by this Agreement will constitute a wrongful usurpation of the Confidential Information by MCGUINNESS. MCGUINNESS hereby agrees to forever hold the Confidential Information in strict confidence and secret; except when specifically cleared by DIEDRICH for release.

(5)	The term of this paragraph and those of paragraph h above shall be continuing covenants, which survive the termination of this Agreement.

5. PROPERTY RETURN

MCGUINNESS agrees to return all of DIEDRICH’S property, equipment, keys, books, records and any and all other documents relating to DIEDRICH which may be in MCGUINNESS’ possession, effective immediately.

6. BENEFIT CONTINUATION UNDER COBRA

MCGUINNESS acknowledges receipt of a Notice of Right to Elect Continuation Coverage, by which he may elect, within sixty days of his termination date, continued coverage under DIEDRICH’S medical plans for a maximum period of eighteen (18) months. MCGUINNESS acknowledges and agrees that should he elect to accept this Continuation Coverage that MCGUINNESS shall be responsible for the payment of both the employer and employee’s share of the premium cost.

7. ACKNOWLEDGMENT OF FULL PAYMENT.

MCGUINNESS acknowledges that the payments and arrangements described in paragraphs 2 and 3 above shall constitute full and complete satisfaction of any and all amounts properly due and owing to MCGUINNESS as a result of his employment with DIEDRICH and/or the termination of that employment. MCGUINNESS further acknowledges that the payments and arrangements described in paragraphs 2 and 3 above shall constitute full and complete satisfaction of any and all amounts properly due and owing to MCGUINNESS under the Employment Agreement entered into between MCGUINNESS and DIEDRICH on or about February 11, 2004. MCGUINNESS further agrees that the payments and arrangements described above at paragraphs 2 and 3 shall be in lieu of and discharge any obligations of DIEDRICH to MCGUINNESS for lost compensation, lost wages, lost benefits, pain and suffering, physical injury or any other expectation or claim of remunerations or benefit on the part of MCGUINNESS.

8. NON-DISCLOSURE OF TRADE SECRETS.

In consideration for the foregoing, MCGUINNESS acknowledges and agrees:

a. That he has not revealed and subsequent to the execution of this Agreement he will not at any time reveal, either directly or indirectly, to any person, company, business, firm or corporation, nor use for his own purposes, any trade secret, proprietary information or any confidential information about DIEDRICH, its service, its customers, or its methods of doing business; nor, within a year from the date of the expiration of the Consulting Term, will he attempt to induce, directly or indirectly, any present or future employee of DIEDRICH to abandon employment with DIEDRICH and commence employment with any other employer. MCGUINNESS also hereby acknowledges that the provisions of this paragraph are necessary and reasonable.

b. For the purposes of this paragraph, it is understood that the term “DIEDRICH” includes all operations and profit centers of DIEDRICH and/or its respective parents, subsidiaries and affiliates.

9. RELEASE.

In further consideration for the foregoing, MCGUINNESS hereby releases and discharges DIEDRICH and its respective parents, subsidiaries and affiliates, and each of its and their respective directors, officers, agents, servants and employees, past and present, and each of them (collectively referred to as “Releasees”), from any and all claims, demands, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, which MCGUINNESS now owns or holds or has at any time heretofore owned or held as against said Releasees; and without limiting the generality of the foregoing, releases and discharges any and all claims, demands, agreements, obligations and causes of action, known or unknown by MCGUINNESS, arising out of or in any way connected with any transactions, occurrences, acts or omissions occurring prior to the date hereof regarding MCGUINNESS’ employment relationship with DIEDRICH and/or the termination of that employment and/or any claims arising out of the Employment Agreement entered into by and between DIEDRICH and MCGUINNESS on or about February 11, 2004. This release pertains to, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination (including but not limited to claims under the Age Discrimination in

Employment Act, Title VII of the Civil Rights Act of 1964, as amended, and/or the California Fair Employment and Housing Act) and/or claims arising out of any legal restrictions upon DIEDRICH’S right to terminate MCGUINNESS’ employment.

10. WAIVER.

Section 1542 of the Civil Code of the State of California provides, generally, that a release does not extend to unknown claims. Specifically, Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

For the purposes of implementing a full and complete release and discharge of Releasees, MCGUINNESS expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and acknowledges that this Agreement is intended to include and discharge all claims which MCGUINNESS does not know or suspect to exist at the time of execution of this Agreement related to his employment with DIEDRICH, the Employment Agreement entered into between MCGUINNESS and DIEDRICH and/or the termination of MCGUINNESS’ employment with DIEDRICH.

11. NO FILINGS.

Unless otherwise prohibited by law, MCGUINNESS agrees that he will not initiate any suit or action before any federal, state or local judicial or administrative forum with respect to any matter arising out of or connected with his employment by DIEDRICH and/or the termination of that employment and/or any claim arising out of the Employment Agreement entered into by and between MCGUINNESS and DIEDRICH on or about February 11, 2004; and that, without subpoena, he will, at DIEDRICH’S request, testify in any judicial or administrative proceedings to which DIEDRICH is a party with respect to any matter involving the affairs of DIEDRICH of which he has knowledge.

12. CONFIDENTIALITY.

MCGUINNESS represents and agrees that he will keep the terms, amount and fact of this Agreement confidential, and that he will not disclose any information concerning this Agreement to any third person other than his legal advisor and accountant, including, but not limited to, any past or present employee of DIEDRICH, except as may be required by law.

a.	LIQUIDATED DAMAGES. MCGUINNESS acknowledges that it is difficult or impossible to accurately determine the actual damages that would be suffered in the event Section 11 of this Agreement is breached. Therefore, MCGUINNESS agrees that, if Section 11 of this Agreement is breached by MCGUINNESS or any agent of MCGUINNESS, DIEDRICH shall be entitled to injunctive relief, liquidated damages in the amount of Five Thousand Dollars ($5,000.00), and all attorneys’ fees incurred in enforcing this provision at trial and on appeal, in addition to any other relief allowed by law.

13. ARBITRATION.

MCGUINNESS and DIEDRICH agree that disputes arising from this Agreement are subject to arbitration pursuant to the Employment Rules of the American Arbitration Association and shall be conducted by a neutral arbitrator. The arbitration shall allow for reasonable discovery as agreed to by the parties or as directed by the arbitrator. The results of such arbitration shall be reduced to writing and will be binding upon both MCGUINNESS and DIEDRICH. The prevailing party in the arbitration proceeding shall be entitled to recover reasonable costs, including attorney’s fees, as determined by the arbitrator. MCGUINNESS and DIEDRICH further agree that in any dispute resulting in arbitration or litigation venue shall be Orange County, California.

14. NO REPRESENTATION.

MCGUINNESS represents and acknowledges that in executing this Agreement he does not rely and has not relied on any representation or statement by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

15. BINDING AGREEMENT.

This Agreement shall be binding upon MCGUINNESS and his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

16. GOVERNING LAW.

This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of the State of California. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. As such, this Agreement cannot be modified or changed except by written authorization by both MCGUINNESS AND DIEDRICH.

17 SEPARABILITY.

Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

18. CONSIDERATION PERIOD.

MCGUINNESS acknowledges that he has been advised by DIEDRICH that he is entitled to a period of at least twenty-one (21) days within which to consider this Agreement before signing it, if he wishes. MCGUINNESS expressly acknowledges that he has taken sufficient time to consider this Agreement before signing it.

19. INDIVIDUAL AGREEMENT.

This Agreement has been individually negotiated and is not part of a group exit incentive or other termination program.

20. REVOCATION PERIOD.

This Agreement will not become effective or binding on the parties until seven (7) days after it is signed, during which time MCGUINNESS may revoke this Agreement if he wishes to do so. Any revocation must be in writing and directed to Jeanne Ortiz, Director of Human Resources, Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, California 92614.

21. VOLUNTARY AGREEMENT.

MCGUINNESS acknowledges that he is fully aware of his right to discuss any and all aspects of this matter with an attorney of his choice, that DIEDRICH has advised him of that right, and that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.

22. ENTIRE AGREEMENT.

This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of the Agreement.

23. ASSIGNMENT.

Neither this Agreement nor any duties or obligations hereunder shall be assignable by MCGUINNESS without the prior written consent of DIEDRICH.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at Irvine, California, this 10th day of July, 2007.

/s/ Matthew C. McGuinness
MATTHEW C MCGUINNESS

Executed at Irvine, California, this 10th day of July, 2007.

DIEDRICH COFFEE, INC.

By	/s/ Jeanne Ortiz
JEANNE ORTIZ Director, Human Resource